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                           J.E. LISS & COMPANY, INC.
                        Professional Financial Services
                                 Pfister Hotel
                           424 East Wisconsin Avenue
                              Milwaukee, WI  53202
                           414-225-3555  800-747-5477


                                        June 4, 1996


Kenneth S. Shapiro, President
Welco Securities, Inc.
One Belmont Avenue, Suite 105
Bala Cynwyd, PA  19004


    Re: Equipment Leasing Corporation of America Offering of $50,000,000 in Demand and Fixed Rate Certificates


Dear Mr. Shapiro:

    This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in Sections 2(o) (1) - (7) of Schedule E to the NASD by-laws, as amended ("Schedule E").

    Based upon our review of the registration statement, and the performance of "due diligence" as required in Section 3 (c) (1) to Schedule E, it appears that the yields on the Certificates (which are based upon the computation set forth in exhibit A to the Agreement to Act as "Qualified Independent Underwriter" dated June 4, 1996, which is filed as Exhibit to the registration statement referred to hereafter,) being offered as of the date hereof as set forth on Exhibit B, also attached thereto, are no lower than those which we would recommend.

    We hereby consent to the use of our name as a "qualified independent underwriter," in the Registration Statement (SEC File No. 333-02497).

                                        Very truly yours,

                                        J.E. Liss & Company, Inc.


                                        By: /s/  Jerome E. Liss
                                        ----------------------------
                                           Jerome E. Liss, President


cc: National Association of Securities Dealers, Inc.